Exhibit 10.14

UNSECURED REVOLVING OPERATING NOTE

AMENDED AND RESTATED

$36,750,000	Note Dated: May 19, 2006

Due Date: March 1, 2007, unless extended	Johnston, Iowa

This Amended and Restated Unsecured Revolving Operating Note replaces and amends a certain Unsecured Revolving Operating Note in the amount of $40,000,000, dated March 15, 2002, as governed by a Master Loan Agreement, dated February 15, 2001, as the same may be modified from time to time.

FOR VALUE RECEIVED, FC STONE, L.L.C., an Iowa corporation of West Des Moines, Iowa (the “Borrower”), promises to pay to the order of Deere Credit, Inc., a Delaware corporation (the “Lender”), at Lender’s office at such place as Lender may designate in writing, the principal sum of Thirty-Six Million Seven Hundred and Fifty Thousand and 00/100 Dollars ($36,750,000), together with interest as provided in this Note, all in lawful money of the United States of America. So long as no event of default has occurred and is continuing, the Borrower may receive advances at any time until the Due Date. All amounts, which are repaid, may be readvanced. The unpaid principal balance of this promissory note (“Note”) shall bear interest computed upon the basis of a year of 360 days for the actual number of days elapsed in a quarter, at a rate of interest (the “Effective Interest Rate”) which is equal to 35/100 of 1% (0.35%) under the Prime rate or base rate of interest established by Citibank, N.A. of New York, New York (“Citibank”) as its base rate (the “Index”), as such Index may vary from time to time. Borrower understands that the Effective Interest Rate payable to Lender under this Note shall be determined by reference to the Index, and not by reference to the actual rate of interest charged by Citibank to any particular borrower(s). If the Index shall be increased or decreased, the Effective Interest Rate under this Note shall be increased or decreased by the same amount, effective the first day of the month following the date of the change in the Index.

If neither Borrower nor Lender has notified the other party of its intention to terminate this Note by February 1 of any year, the Note shall be automatically extended for another one year term.

The purpose of this loan is to fund margin accounts.

This note shall be unsecured.

Payments shall be paid to Lender as follows:

1.	Borrower shall make quarterly payments of interest only on each March 31, June 30, September 30 and December 31 during the term of the Note;

2.	On the Due Date all remaining outstanding amounts of principal, interest and late charges shall be due and payable.

In consideration of the loan commitment, the Borrower agrees to pay to the Lender a commitment fee on the average daily unused portion of the loan commitment at the rate of .15% (15 basis points) per annum (calculated on a 360-day basis), payable quarterly in arrears by the 20th day following each calendar quarter. Such fee shall be payable for each quarter (or portion thereof) occurring during the original or any extended term of the loan commitment.

Borrower expressly assumes all risks of loss or delay in the delivery of any payments made by mail and no course of conduct or dealing shall affect Borrower’s assumption of these risks. The Note may be prepaid, in full or in part at any time without penalty. All payments shall be applied first to late charges, then to interest and finally to principal.

Upon the occurrence of any event of default, as described in the Master Loan Agreement, dated as of February 15, 2001, between Lender and Borrower, as the same may be modified from time to time (the “Master Loan Agreement”, the Lender may exercise any of its remedies described in the Master Loan Agreement or the unpaid principal balance of this Note shall bear interest at a rate which is two percent (2%) greater than the Effective Interest Rate otherwise applicable. This Note shall be deemed to be “Note” within the meaning of Section 2 of the Master Loan Agreement. If any payment under this Note is not paid within ten (10) days after the date due, then, at the option of the Lender, a late charge of not more than five cents ($0.05) for each dollar of the installment past due may be charged by Lender.

Acceptance by Lender of any payment in any amount less than the amount then due shall be deemed an acceptance on account only, and Borrower’s failure to pay the entire amount due shall be and continue to be an event of default. The liability of the Borrower under this Note shall be absolute and unconditional, without regard to the liability of any other party. The laws of the State of Iowa hereunder shall govern all rights and obligations.

Borrower Address:	BORROWER FC STONE, L.L.C.

2829 Westown Parkway	By:	/s/ Robert V. Johnson
Suite 200	Its:	Exec. V. P. & CFO
West Des Moines, IA 30266
Tax ID No. 42-1091210

Lender Address:

6400 N.W. 86th Street

P.O. Box 6650 – Dept. 142

Johnston, Iowa 50131-6650

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